EXHIBIT 10.1

Summary of 2007 Director Compensation

The compensation program for non-employee directors of United Dominion Realty Trust, Inc. consists of a combination of cash retainers for board and committee service and long-term incentives in the form of service-based restricted stock.  Total pay associated with cash retainers and restricted stock is targeted at peer group median levels.  Annual retainers for board and committee service are set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.

For 2007, each non-employee director will receive an annual retainer fee of $50,000 ($100,000 for a non-employee chairman of the board of directors), which may be taken in cash or shares of restricted common stock.  Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $7,500 for each committee on which they serve.  The chairpersons of each of the Audit, Compensation and Governance Committees receive an annual retainer fee of $15,000.  These fees will be paid in January 2007.

On January 2, 2007, each non-employee director will also receive a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee chairman of the board of directors) priced at the closing price of our common stock on the date of the grant.  The shares of restricted stock will vest one-third on each anniversary of the date of grant.  Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the three-year vesting period will be returned to us and cancelled.

Directors who are also employees of United Dominion Realty Trust, Inc. receive no additional compensation for service as a director.